Exhibit 10.29

FIRST AMENDMENT TO

SUMMIT OFFICE LEASE

THIS FIRST AMENDMENT TO SUMMIT OFFICE LEASE (this “Amendment”) is made and entered into as of September 27, 2013, by and between ALISO VIEJO RP-V1, LLC, a Delaware limited liability company (“Landlord”), and AVANIR PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A. Landlord and Tenant are parties to that certain Summit Office Lease dated as of February 1, 2011 (the “Lease”). Pursuant to the Lease, Tenant leases certain space containing approximately 29,790 rentable square feet (26,362 usable square feet) and commonly known as Suite 200 (the “Existing Premises”) in the building located at 20 Enterprise, Aliso Viejo, California (the “Existing Building”), as more particularly described in the Lease.

B. By this Amendment, Landlord and Tenant desire to (i) expand the Existing Premises to include certain space in the building located at 30 Enterprise, Aliso Viejo, California and containing approximately 134,726 rentable square feet (the “Expansion Building”), (ii) extend the Term of the Lease with respect to the Existing Premises and (iii) otherwise modify the Lease as provided herein.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T

1. Expansion of the Premises. That certain space within the Expansion Building consisting of approximately 8,079 rentable square feet (7,120 usable square feet) and commonly known as Suite 120, as outlined on the floor plan attached hereto as Exhibit A, is referred to herein as the “Expansion Premises.” Commencing upon the date that the Expansion Premises are “Ready for Occupancy” (the “Expansion Commencement Date”), as determined in accordance with Section 5.1 of the Work Letter attached hereto as Exhibit B (the “Work Letter”), the Existing Premises shall be increased to include the Expansion Premises. The Expansion Commencement Date is estimated to be January 1, 2014. Following the occurrence of the actual Expansion Commencement Date. Landlord may deliver to Tenant a Commencement Letter in the form attached to the Lease as Exhibit C, which Tenant shall execute and return to Landlord within ten (10) Business Days of Tenant’s receipt thereof. Such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the number of rentable square feet leased by Tenant in the Building to a total of 37,869 rentable square feet (33,482 usable square feet). Effective as of the Expansion Commencement Date, all references in the Lease, as amended hereby (the “Amended Lease”), to the “Premises” shall mean and refer to the Existing Premises as expanded by the Expansion Premises.

2. Expansion Term. The term for Tenant’s leasing of the Expansion Premises shall be fifty-two (52) months (the “Expansion Term”). The Expansion Term shall commence on the Expansion Commencement Date and, unless terminated early in accordance with the Amended Lease, end fifty-two (52) months thereafter (the “Expansion Expiration Date”). Effective as of the date hereof, all references in the Amended Lease to the “Term” shall be deemed to include the Expansion Term.

3. Extension of Term for Existing Premises. Notwithstanding anything to the contrary in the Lease, the Term for Tenant’s leasing of the Existing Premises shall be extended, unless earlier terminated in accordance with the Amended Lease, until the Expansion Expiration

Date, such that Tenant’s leasing of the entire Premises (i.e., Existing Premises and Expansion Premises) expires coterminously. Effective as of the date hereof, all references in the Lease to the “Termination Date” shall be deemed to mean the Expansion Expiration Date. Notwithstanding the extension of the Term hereby, Tenant shall retain the Renewal Option pursuant to Section 3.5 of the Lease with respect to the entire Premises.

4. Monthly Base Rent.

(a) Tenant shall continue to pay all Monthly Base Rent attributable to the Existing Premises in accordance with the terms of the Lease; provided, however, that commencing on December 1, 2016 and continuing until the Expansion Expiration Date, Tenant shall pay Monthly Base Rent for the Existing Premises as follows:

Period/Months	Monthly Rate Per Rentable Square Foot for Existing Premises	Monthly Base Rent for Existing Premises
12/1/16 – 11/30/17	$2.45	$72,985.50
12/1/17 – Expansion Expiration Date	$2.52	$75,070.80

(b) Commencing as of the Expansion Commencement Date and continuing until the Expansion Expiration Date, in addition to all Monthly Base Rent attributable to the Existing Premises, Tenant shall also pay Monthly Base Rent for the Expansion Premises in accordance with the terms of the Amended Lease as follows:

Period/Months	Monthly Rate Per Rentable Square Foot for Expansion Premises		Monthly Base Rent for Expansion Premises
1 – 3	Free	**	Free	**
4 – 12	$2.75		$22,217.25
13 – 24	$2.83		$22,863.57
25 – 36	$2.92		$23,590.68
37 – 48	$3.00		$24,237.00
49 – 52	$3.10		$25,044.90

**	Base Rent for the Expansion Premises shall be abated during the first (1st) through the third (3rd) calendar months of the Expansion Term in accordance with the terms of Section 4(c) below.

(c) Provided Tenant is not in default under the Amended Lease beyond any applicable notice and cure period, Landlord hereby agrees to abate Tenant’s obligation to pay Base Rent for the Expansion Premises during the first (1st), second (2nd) and third (3rd) calendar months of the Expansion Term (such total amount of abated Base Rent being hereinafter referred to as the “Abated Amount”). During such abatement period, Tenant will still be responsible for the payment of all other monetary obligations under the Amended Lease. Tenant acknowledges that any default by Tenant under the Amended Lease beyond any applicable notice and cure period will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain. Therefore, should Tenant at any time during the Expansion Term be in default beyond any applicable notice and cure period, then the total unamortized sum of the Abated Amount shall become immediately due and payable by Tenant to Landlord; provided, however, Tenant acknowledges and agrees that nothing in this Section 4(c) is intended to limit any other remedies available to Landlord at law or in equity under applicable law (including, without limitation, the remedies under Civil

Code Section 1951.2 and/or 1951.4 and any successor statutes or similar laws), in the event Tenant defaults under the Amended Lease.

5. Tenant’s Pro Rata Share for Expansion Premises. Commencing as of the Expansion Commencement Date and continuing through the Expansion Expiration Date, Tenant’s Pro Rata Share with respect to the Expansion Premises only (“Tenant’s Expansion Premises Pro Rata Share”) shall be 6.00%, which is the ratio that the rentable square footage of the Expansion Premises bears to the rentable square footage of the Expansion Building.

6. Operating Expenses; Real Estate Taxes; Base Year. Tenant shall not pay any Operating Expenses or Real Estate Taxes with respect to the Expansion Premises only for the first twelve (12) months of the Expansion Term. Commencing as of the one (1) year anniversary after the Expansion Commencement Date and continuing through the Expansion Expiration Date, Tenant shall pay Tenant’s Expansion Premises Pro Rata Share of Operating Expense Excess and the Real Estate Tax Excess with respect to Operating Expenses and Real Estate Taxes for the Expansion Building and the Project. The Base Year with respect to Operating Expenses and Real Estate Taxes for the Expansion Premises only shall be the calendar year 2014.

7. Letter of Credit. The parties hereby acknowledge and agree that Tenant is entitled, in accordance with Section 6.5.3 of the Lease, to reduce the face amount of the Letter of Credit previously provided by Tenant to Landlord to Three Hundred Seventy-Five Thousand Dollars ($375,000.00). The parties also hereby agree that the face amount of the Letter of Credit, as reduced in accordance with Section 6.5.3 of the Lease, shall be increased by an amount of Two Hundred Fifty Thousand Dollars ($250,000.00) as additional collateral for the full performance by Tenant of its obligations under the Amended Lease, bringing the total face amount of the Letter of Credit to Six Hundred Twenty-Five Thousand Dollars ($625,000.00). Therefore, concurrently with Tenant’s execution of this Amendment, Tenant shall cause the Letter of Credit to be renewed or extended, or a substitute Letter of Credit be provided, as applicable, such that (i) the face amount of said Letter of Credit shall decrease to Six Hundred Twenty-Five Thousand Dollars ($625,000.00) and (ii) said Letter of Credit shall remain in place and shall expire no earlier than sixty (60) days after the Expansion Expiration Date (or sixty (60) days after such later expiration date, if the Term of the Lease is further extended pursuant to the exercise of any renewal option). Accordingly, effective as of the date hereof, all references in the Amended Lease to (i) the “LC 1 Credit Amount” shall be deemed to be Six Hundred Twenty-Five Thousand Dollars ($625,000.00) and (ii) the “LC 2 Credit Amount” shall be deemed to be Three Hundred Twenty-Seven Thousand Eight Hundred Seventy-Five and 92/100 Dollars ($327,875.92).

8. Condition of Premises.

(a) Existing Premises. Tenant is currently in possession of the Existing Premises and acknowledges that Landlord shall not be obligated to refurbish or improve the Existing Premises or to otherwise fund improvements for the Existing Premises in any manner whatsoever.

(b) Expansion Premises. Tenant acknowledges that, except as expressly set forth in this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Expansion Premises or its condition, or with respect to the suitability thereof for the conduct of Tenant’s business. Landlord shall deliver the Expansion Premises to Tenant with (i) the Tenant Improvements substantially completed (as defined in the Work Letter) in accordance with the terms and conditions of the Work Letter and (ii) exterior landscaping improvements in accordance with the Project’s landscaping standards and as set forth in the landscaping plan attached hereto as Exhibit C and made a part hereof (collectively, the “Landlord Work”). Except for Landlord’s obligation to perform the Landlord Work, Tenant hereby acknowledges that, except as expressly set forth in this Amendment, Landlord shall not be obligated to refurbish or improve the Expansion Premises or to otherwise fund improvements for the Expansion Premises in any manner whatsoever, and Tenant hereby agrees that Tenant shall accept the Expansion Premises in its “AS-IS” condition on delivery by Landlord.

9. Early Entry. Landlord shall allow Tenant to enter the Expansion Premises approximately fourteen (14) Business Days prior to the date upon which the Expansion Premises is deemed “substantially complete” for the sole purpose of installing furniture, telecommunications systems, data cabling, equipment or other personal property (the

“Preparation Work”). Provided that (i) Tenant has provided prior written notice to Landlord of its intention to enter the Expansion Premises under this Section 9; (ii) Tenant delivers to Landlord the insurance certificates required under Section 14 of the Lease; and (iii) such early entry is for the sole purpose of performing the Preparation Work, Tenant shall not be required to pay Rent with respect to the Expansion Premises only during such fourteen (14) Business Day early occupancy period, but shall otherwise be subject to all of the terms and conditions of the Amended Lease. Any such early entry by Tenant shall not interfere with the completion of the Tenant Improvements or the improvement work of any other tenants in the Expansion Building and Tenant shall use its good faith, reasonable efforts to coordinate its early entry so as not to interfere with the completion of the Tenant Improvements. Notwithstanding the foregoing, Landlord may terminate Tenant’s early right of entry with prior written notice at any time without any liability to Tenant for any loss or damage incurred by Tenant as a result thereof, in the event Landlord reasonably determines that Tenant’s presence is interfering with the completion of the Tenant Improvements or the improvement work of any other tenants in the Expansion Building; provided that in the event Landlord terminates Tenant’s early right of entry in accordance with this Section 9, the Expansion Commencement Date shall be extended such that Tenant is afforded a total of 14 Business Days (but in no event more than 14 Business Days) early access to the Expansion Premises.

10. Right of First Offer.

(a) Grant of Option; Conditions. Tenant shall have an ongoing right of first offer (the “Right of First Offer”) with respect to adjacent, contiguous space to the Expansion Premises on the ground floor of the Expansion Building (the “ROFO Space”). Tenant’s Right of First Offer shall be exercised as follows: at any time after Landlord has determined that the existing tenant in any ROFO Space will not extend or renew the term of its lease for such ROFO Space (but prior to leasing such ROFO Space to a party other than the existing tenant), Landlord shall deliver written notice to Tenant (the “ROFO Notice”) of the terms under which Landlord is prepared to lease the ROFO Space to Tenant for the remainder of the Term, which terms shall reflect the Prevailing Market (hereinafter defined) rate for such ROFO Space as reasonably determined by Landlord. Tenant may lease such ROFO Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within ten (10) Business Days after the date of the ROFO Notice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with a ROFO Notice, if:

i. Tenant is in default under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the ROFO Notice; or

ii. the Expansion Premises, or any portion thereof, is sublet (other than pursuant to a Permitted Transfer) at the time Landlord would otherwise deliver the ROFO Notice; or

iii. the Lease has been assigned (other than pursuant to a Permitted Transfer) prior to the date Landlord would otherwise deliver the ROFO Notice; or

iv. Tenant is not occupying the Expansion Premises on the date Landlord would otherwise deliver the ROFO Notice (provided, however, that the Right of First Offer shall be effective upon the mutual execution of this Amendment notwithstanding that Tenant will not yet have taken initial occupancy of the Expansion Premises); or

v. Tenant does not intend to use the ROFO Space for Tenant’s exclusive use during the Term; or

vi. the existing tenant in the ROFO Space is interested in extending or renewing its lease for the ROFO Space or entering into a new lease for such ROFO Space.

(b) Terms for ROFO Space.

i. The term for the ROFO Space shall commence upon the commencement date stated in the ROFO Notice and thereupon such ROFO Space shall be considered a part of the Premises, provided that all of the terms stated in the ROFO Notice shall govern Tenant’s leasing of the ROFO Space and only to the extent that they do not conflict with the ROFO Notice, the terms and conditions of the Amended Lease shall apply to the ROFO Space.

ii. Tenant shall pay Base Rent and Additional Rent for the ROFO Space in accordance with the terms and conditions of the ROFO Notice, which terms and conditions shall reflect the Prevailing Market rate for the ROFO Space as determined in Landlord’s reasonable judgment.

iii. The ROFO Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the ROFO Space or as of the date the term for such ROFO Space commences, unless the ROFO Notice specifies any work to be performed by Landlord in the ROFO Space, in which case Landlord shall perform such work in the ROFO Space. If Landlord is delayed delivering possession of the ROFO Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the ROFO Space shall be postponed until the date Landlord delivers possession of the ROFO Space to Tenant free from occupancy by any party.

(c) Termination of Right of First Offer. The rights of Tenant hereunder with respect to the ROFO Space shall terminate on the earlier to occur of: (i) Tenant’s failure to exercise its Right of First Offer within the ten (10) Business Day period provided in Section 10(a) above; and (ii) the date Landlord would have provided Tenant a ROFO Notice if Tenant had not been in violation of one or more of the conditions set forth in Section 10(a) above.

(d) Offering Amendment. If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the ROFO Space to the Premises on the terms set forth in the ROFO Notice and reflecting the changes in the Base Rent, rentable square footage of the Premises, Tenant’s Pro Rata Share and other appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within thirty (30) days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

(e) Definition of Prevailing Market. For purposes of this Right of First Offer provision, “Prevailing Market” shall mean the annual rental rate per square foot for space comparable to the ROFO Space in the Expansion Building under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than the lease term of the ROFO Space, (ii) the space is encumbered by the option rights of another tenant, or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

(f) Subordination. Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or Project existing prior to the date hereof.

11. Parking. Commencing on the Expansion Commencement Date, in addition to Tenant’s existing parking rights under the Lease, Tenant shall be entitled to rent up to eight (8) labeled reserved parking spaces at the prevailing rate for such spaces (as of the date hereof, the monthly rate is $60.00 per space) and otherwise in accordance with the terms of the Lease.

12. Signage. Tenant shall be entitled, at Landlord’s sole cost and expense, to identification signage (i) adjacent to the doorway providing entrance to the Expansion Premises on the floor on which the Expansion Premises are located and (ii) on the interactive directory screen located in the lobby of the Expansion Building, subject to Landlord’s reasonable approval, and otherwise in accordance with the terms of the Lease. In addition to the aforementioned signage, Tenant shall have the right to install one (1) sign (the “Eyebrow Sign”) in an eyebrow sign location of the Expansion Building approved by Landlord and as depicted on the Sign Location Map and Signage Criteria attached hereto as Exhibit D and made a part hereof, provided (a) Tenant receives the approval of the City of Aliso Viejo, California to install the Eyebrow Sign and the Eyebrow Sign is in accordance with all applicable signage codes, laws, regulations and ordinances, (b) Tenant submits to Landlord, and Landlord approves, reasonably detailed drawings of the Eyebrow Sign prior to installing the Eyebrow Sign, (c) the type, size and style of the Eyebrow Sign shall be subject to the sign criteria applicable to the Expansion Building and as set forth in Exhibit D, and (d) Tenant shall bear the responsibility for all costs associated with the Eyebrow Sign, including but not limited to design, government permits and approvals, construction, installation, insurance, on-going maintenance and removal and repair at the expiration of the Term. Following installation, signs subject to this Section 12 shall become the property of Tenant.

13. Brokers. Each party represents and warrants to the other that with the exception of CBRE, Inc., representing Landlord, and Newmark Grubb Night Frank, representing Tenant, no other broker, agent or finder negotiated or was instrumental in negotiating or consummating this Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any person or entity other than the above-named brokers who claims or alleges that such other person or entity was retained or engaged by the indemnifying party or at the request of such party in connection with this Amendment.

14. California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises has not undergone inspection by a Certified Access Specialist (CASp). In the event such an inspection is required by regulatory or governmental requirements, Landlord shall be responsible for such inspection requirements and all applicable costs, provided that any such costs shall be included in Operating Expenses.

15. Notices. Section 1.1 of the Lease is hereby amended to substitute the following for Landlord’s and Tenant’s notice addresses, respectively:

(a)	Landlord’s Address:

ALISO VIEJO RP-V1, LLC

c/o Parker Summit V, LLC

20 Enterprise, Suite 305

Aliso Viejo, California 92656

Attention: Principal – Leasing

(b)	Tenant’s Address:

Avanir Pharmaceuticals, Inc.

20 Enterprise, Suite 200

Aliso Viejo, California 92656

Attention:

With a copy to:

Avanir Pharmaceuticals, Inc.

20 Enterprise, Suite 200

Aliso Viejo, California 92656

Attention: Vice President, Legal Affairs Dept.

16. Tenant Representations. Each person executing this Amendment on behalf of Tenant represents and warrants to Landlord that: (a) Tenant is properly formed and validly existing under the laws of the state in which Tenant is formed and Tenant is authorized to transact business in the state in which the Expansion Building is located; (b) Tenant has full right and authority to enter into this Amendment and to perform all of Tenant’s obligations hereunder;

and (c) each person signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

17. No Further Modification; Counterparts. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the “Lease” shall refer to the Amended Lease. This Amendment may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURES FOLLOW]

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

TENANT:

AVANIR PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Christine G. Ocampo
Name:	Christine Ocampo
Title:	VP of Finance

By:	/s/ Keith Katkin
Name:	Keith Katkin
Title:	President & CEO

LANDLORD:

ALISO VIEJO RP-V1, LLC, a Delaware limited liability company

By:	Parker Summit V, LLC, a Delaware limited liability company Its: Member

	By:	/s/ Lee R. Redmond III
	Name:	Lee R. Redmond III
	Title:	Managing Member

By:	Gateway Aliso Viejo, L.P., a California limited partnership Its: Managing Member

	By:	RREEF America, L.L.C., a Delaware limited liability company Its: Manager

		By:	/s/ Marvin Christensen
		Name:	Marvin Christensen
		Title:	Representative

*	NOTE:

If Tenant is a corporation incorporated in a state other than California, then Tenant shall deliver to Landlord a certified copy of a corporate resolution in a form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this Amendment.

EXHIBIT B

WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Expansion Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Expansion Premises, in sequence, as such issues will arise during the actual construction of the Expansion Premises. All references in this Work Letter to Articles or Sections of “this Amendment” shall mean the relevant portions of the Amendment to which this Work Letter is attached as Exhibit B and of which this Work Letter forms a part, and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portion of Sections 1 through 6 of this Work Letter.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION IN THE EXPANSION PREMISES

1.1 Base, Shell and Core of the Expansion Premises as Constructed by Landlord. Landlord has constructed or will construct, the base, shell and core of the Expansion Building as generally described on Schedule 1, attached hereto (the “Base, Shell, and Core”).

1.2 Intentionally Omitted.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvements; Generally. Landlord shall construct, at its sole cost and expense (except as otherwise provided in this Work Letter) up to an amount not to exceed $391,600 (i.e., $55.00 per usable square foot of the Expansion Premises) (the “Cap”), office improvements in the Expansion Premises (the “Tenant Improvements”) that substantially conform to the Final Space Plan (defined in Section 3.2 below) and that substantially conform to Landlord’s Standard Improvement Package (as defined in Section 2.2 below) or such other materials and finishes as agreed to in writing by Landlord and Tenant. All of those costs and expenses incurred in connection with the construction of the Tenant Improvements in excess of the amount of the Cap shall be the responsibility of Tenant, as more particularly set forth in this Work Letter.

2.2 Costs Charged Against the Cap. All of the costs related to the construction of the Tenant Improvements shall be charged against the Cap, along with the following items and costs (collectively, the “Tenant Improvement Cap Items”): (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Work Letter; (ii) payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Work Letter; (iii) the cost of obtaining any and all permits for the construction of the Tenant Improvements; (iv) the cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including the cost for the electrical metering of the Expansion Premises contemplated in the Amendment); (v) the cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”); and (vi) the “Landlord Supervision Fee”, as that term is defined in Section 4.3.1 of this Work Letter.

2.3 Standard Tenant Improvement Package. Landlord has established specifications (the “Specifications”) for the Expansion Building standard components to be used in the construction of the Tenant Improvements in the Expansion Premises (collectively, the “Standard Improvement Package”), which Specifications are set forth on Schedule 2, attached hereto. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications.

2.4 No Removable Items. Tenant shall not be required to remove any Tenant Improvements from the Expansion Premises at the expiration or earlier termination of the Lease.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. The architect/space planner designated by Landlord and Tenant, Shlemmer Algaze Associates (the “Architect”), shall prepare the “Construction Drawings,” as that term is defined in this Section 3.1. The engineering consultants designated by Landlord (the “Engineers”) shall prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work of the Tenant Improvements. The plans and drawings to be prepared by the Architect and the Engineers hereunder shall

EXHIBIT B

be known collectively as the “Construction Drawings”, and shall be based upon the Final Space Plan (defined below). All Construction Drawings shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to Landlord’s approval. The Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Expansion Building plans, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, neither Landlord nor Tenant shall have any liability to each other whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2 Final Space Plan. Landlord and Tenant have approved the final space plan for the Tenant Improvements to be constructed in the Expansion Premises (collectively, the “Final Space Plan”), which is attached hereto as Schedule 4.

3.3 Final Working Drawings; Final Pricing Plan. The Architect and the Engineers shall complete the architectural and engineering drawings based upon the Final Space Plan for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, and Landlord shall, in turn, submit the same to Tenant for Tenant’s approval, together with a “Final Pricing Plan,” which approval shall be given on or before the date set forth on Schedule 3. Tenant may work with the Architect, Landlord and the Contractor (defined below) to value engineer the Final Working Drawings for the purpose of reducing the cost of the Tenant Improvements, but under no circumstance shall the Tenant Improvements be rebid as a result of any revisions to the Final Working Drawings; provided, however, so long as Landlord is using commercially reasonable efforts to respond to any requests and comments made to the Final Working Drawings and Final Pricing Plan by Tenant, in the event that Landlord and Tenant have not agreed upon the Final Working Drawings and Final Pricing Plan by November 1, 2013 (the date of which shall be extended in the event such extension is requested by the Architect for its business purposes), each day thereafter may be deemed a “Tenant Delay” if delayed by Tenant until the parties have agreed upon the Final Working Drawings and Final Pricing Plan. Tenant’s failure to provide any comments or disapprovals within such time shall be deemed Tenant’s approval thereof. If Tenant reasonably disapproves the Final Pricing Plan, Landlord and Tenant shall negotiate in good faith to reach agreement on the items contained in the Final Pricing Plan, provided that Landlord shall not be obligated to approve any changes proposed by Tenant to the Final Pricing Plan to the extent the proposed changes are inconsistent with the Standard Improvement Package or if the quality of the Tenant Improvements will not be equal to or of greater quality than the Specifications. Upon receipt of the approved Final Pricing Plan by Landlord, Landlord shall be released by Tenant to purchase the items set forth in the Final Pricing Plan and to commence the construction relating to such items.

3.4 Permits; Excess Costs. The Final Working Drawings shall be approved by Landlord and Tenant (the “Approved Working Drawings”) prior to the commencement of the construction of the Tenant Improvements. Landlord shall submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Tenant Improvements (the “Permits”), and, in connection therewith, Landlord shall coordinate with the Architect and Contractor in all phases of the permitting process and shall monitor all plan check numbers and dates of submittal in order to obtain the Permits. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord and Tenant, which shall not be unreasonably withheld or delayed. Tenant may request changes to the Approved Working Drawings provided that (a) the changes shall not be of a lesser quality than Landlord’s standard Specifications (as described in Section 2.2 above) for tenant improvements for the Expansion Building, as the same may be changed from time to time by Landlord; (b) the changes conform to applicable governmental regulations and necessary governmental permits and approvals can be secured; (c) the changes do not require building service beyond the levels normally provided to other tenants in the Expansion Building; (d) the changes do not have any adverse affect on the structural integrity or systems of the Expansion Building; (e) the changes will not, in Landlord’s opinion, unreasonably delay construction of the Tenant Improvements; and (f) Landlord has determined in its sole discretion that the changes are of a nature and quality consistent with the overall objectives of Landlord for the Expansion Building. To the extent any such change results in a delay of completion of construction of the Tenant Improvements, then such delay shall constitute a delay caused by Tenant as described below. To the extent any such change approved by Landlord results in the total cost of the Tenant Improvements to exceed the amount of the Cap, Tenant shall deliver to Landlord, in good and sufficient funds, fifty percent (50%) of the amount of such excess costs within five (5) Business Days following Landlord’s written request. As described above in this Work Letter, Tenant shall also be responsible for all of those costs and expenses relating to the construction of the Tenant Improvements (including the Tenant Improvement

EXHIBIT B

Cap Items) in excess of the amount of the Cap, and for purposes of this Work Letter, such costs and expenses in excess of the Cap amount and said costs described above relating to changes in the Approved Working Drawings which result in the total cost of the Tenant Improvements exceeding the amount of the Cap shall be collectively referred to as the “Excess Cost Amount”. Fifty percent (50%) of the Excess Cost Amount shall be paid to Landlord within five (5) Business Days of the parties’ approval of the Final Pricing Plan, or within five (5) Business Days of written request with respect to any change to the Approved Working Drawings, as applicable. Landlord shall have no obligation to commence construction of the Tenant Improvements until Tenant pays to Landlord such portion of the Excess Cost Amount. Upon completion of the Tenant Improvements, Tenant shall deliver the balance of the Excess Cost Amount to Landlord or Landlord shall promptly thereafter refund any unused amount to Tenant. Any costs associated with final inspection or regulatory activities prior to Tenant occupancy shall be the responsibility of the Landlord, but shall be charged against the Cap as a Tenant Improvement Cap Item.

3.5 Time Deadlines. Tenant and Landlord shall use their respective best, good faith efforts and all due diligence to cooperate with the Architect and the Engineers to complete all phases of the Construction Drawings and the permitting process and to receive the permits as soon as possible after the execution of the Amendment. Tenant shall meet with Landlord on a scheduled basis at mutually agreeable times, to discuss mutual progress in connection with the same. The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4 below, and in this Work Letter are set forth and further elaborated upon in Schedule 3 (the “Time Deadlines”), attached hereto. Tenant agrees to comply with the Time Deadlines.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Contractor. A contractor designated by Landlord (the “Contractor”) shall construct the Tenant Improvements. No later than three (3) Business Days prior to Landlord’s retention of the Contractor, Landlord shall provide the name of the Contractor to Tenant to provide Tenant with three (3) Business Days to confirm that the Contractor is not a person excluded or debarred or subject to exclusion or debarment under 21 U.S.C. §335(a) or subject to any restrictions or sanctions by the FDA, Office of Inspector General, or any other governmental or regulatory authority or professional body (a “Debarred Person”). In the event that Tenant informs Landlord within such three (3) Business Day period that Contractor is a Debarred Person and provides Landlord with reasonable evidence of same, Landlord shall designate another contractor and the parties shall repeat the procedure set forth in the immediately preceding sentence until Landlord has designated a Contractor that Tenant has confirmed (or deemed confirmed) is not a Debarred Person. Tenant’s failure to notify Landlord within such three (3) Business Day period shall be deemed Tenant’s confirmation that such contractor is not a Debarred Person. Tenant hereby acknowledges that (a) it is relying solely upon its own investigations with respect to the status of the Contractor or any other contractor as a Debarred Person, (b) Landlord makes no representation, warranty or covenant in any way whatsoever with respect to the status of the Contractor or any other contractor as a Debarred Person, and (c) Landlord shall have no liability whatsoever with respect to same.

4.2 Landlord’s Payment for Tenant Improvements. Landlord shall be obligated to pay for all costs for the design, permitting and construction of the Tenant Improvements up to an amount not to exceed the Cap.

4.3 Construction of Tenant Improvements by Contractor under the Supervision of Landlord.

4.3.1 Landlord’s Retention of Contractor. Landlord shall independently retain the Contractor to construct the Tenant Improvements in accordance with the Approved Working Drawings and Landlord shall supervise the construction by the Contractor. Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to three percent (3%) of the total costs related to the construction of the Tenant Improvements; provided, however, that Tenant shall only pay a one and a half percent (1.5%) Landlord Supervision Fee with respect to the Excess Cost Amount, if any. Landlord shall bear all responsibility and liability associated with securing applicable construction lien releases from all applicable third parties, including construction Contractor(s).

4.3.2 Contractor’s Warranties and Guaranties. Landlord shall obtain from the Contractor a one (1) year warranty (commencing on the Commencement Date) that the Tenant Improvements have been completed substantially in accordance with the Approved Working Drawings and are free from construction defects in materials and workmanship. If (i) it is determined that the Tenant Improvements have not been completed substantially in accordance with this Work Letter and the Approved Working Drawings and/or contain any such construction defects, (ii) such failure and/or construction defects do not arise out of any act, omission or negligence of Tenant, its agents or employees, and (iii) Tenant notifies Landlord of such applicable failure and/or construction defects within one hundred eighty (180) days after the

EXHIBIT B

Expansion Commencement Date, then Landlord shall, at no cost to Tenant, correct such construction defect. Following the expiration of said 180-day period, Landlord shall assign to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements, and Tenant shall be deemed to have waived all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements. Notwithstanding the foregoing and to the extent necessary, Landlord shall use commercially reasonable efforts following the expiration of said 180-day period, at no out-of-pocket cost to Landlord, to assist Tenant in enforcing such warranties and guaranties by Contractor relating to the Tenant Improvements.

SECTION 5

COMPLETION OF THE TENANT IMPROVEMENTS;

EXPANSION COMMENCEMENT DATE

5.1 Ready for Occupancy. The Expansion Premises shall be deemed “Ready for Occupancy” upon the earlier of (a) the date upon which Tenant takes possession of the Expansion Premises and commences business operations from the Expansion Premises or (b) the date of substantial completion of the Expansion Premises. For purposes of the Amendment, “substantial completion” of the Expansion Premises shall occur upon (i) the completion of construction of the Tenant Improvements in the Expansion Premises pursuant to this Work Letter and the Approved Working Drawings, with the exception of any minor punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of the Contractor, and (ii) the date a certificate of occupancy or other required equivalent approval from the local governmental authority is issued permitting occupancy of the Expansion Premises (such as sign off on the building inspection cards).

5.2 Delay of the Substantial Completion of the Expansion Premises. Except as provided in this Section 5.2, the Expansion Commencement Date shall occur as set forth in the Amendment and Section 5.1, above. If there shall be a delay or there are delays in the substantial completion of the Expansion Premises or in the occurrence of any of the other conditions precedent to the Expansion Commencement Date, as set forth in the Amendment, as a direct, indirect, partial, or total result of (each, a “Tenant Delay”):

5.2.1 Tenant’s failure to comply with the Time Deadlines (subject to force majeure delays);

5.2.2 Tenant’s failure to timely approve any matter requiring Tenant’s approval (provided Tenant receives all reasonable information on a timely basis to make such determination), including, without limitation, the parties failure to approve the Final Working Drawings and Final Pricing Plan by November 1, 2013 as set forth in Section 3.3 above;

5.2.3 A material breach by Tenant of the terms of this Work Letter or the Amended Lease;

5.2.4 Tenant’s request for material changes in the Approved Working Drawings (which actually delays substantial completion);

5.2.5 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of substantial completion of the Expansion Premises, as set forth in the Amendment, or which are different from, or not included in, the Standard Improvement Package, provided that Landlord has informed Tenant in writing of such lead time items prior to approval of the Approved Working Drawings;

5.2.6 Changes to the Base, Shell and Core required by the Approved Working Drawings; or

5.2.7 Any other acts or omissions of Tenant, or its agents, or employees of which Tenant receives prompt notice of the occurrence thereof from Landlord;

then, notwithstanding anything to the contrary set forth in the Amendment or this Work Letter and regardless of the actual date of the substantial completion of the Expansion Premises, the Expansion Commencement Date shall be deemed to be the date the Expansion Commencement Date would have occurred if no Tenant delay or delays, as set forth above, had occurred; provided that any delays identified above are not due to the acts, delays or omissions of Landlord.

EXHIBIT B

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Early Entry Prior to Substantial Completion. Subject to the terms of Section 8 of the Amendment, provided that Tenant and its agents do not interfere with the Contractor’s work in the Expansion Building and the Expansion Premises, Contractor shall allow Tenant access to the Expansion Premises approximately fourteen (14) Business Days prior to the substantial completion of the Expansion Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant’s data and telephone equipment) in the Expansion Premises. Prior to Tenant’s entry into the Expansion Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and the Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Expansion Building or Expansion Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.

6.2 Freight Elevators. Landlord shall, consistent with its obligations to other tenants of the Expansion Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Expansion Premises.

6.3 Tenant’s Representative. Tenant has designated Mike Cruse as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

6.4 Landlord’s Representative. Landlord has designated Matt Jepsen as its sole representatives with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

6.5 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall all be union labor in compliance with the then existing master labor agreements.

6.6 Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

6.7 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Amended Lease or this Work Letter, if an event of default as described in the Amended Lease, or a default by Tenant under this Work Letter, has occurred at any time on or before the substantial completion of the Expansion Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Amended Lease, Landlord shall have the right to cause the Contractor to cease the construction of the Expansion Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Expansion Premises caused by such work stoppage as set forth in Section 5 of this Work Letter), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Amended Lease.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT B

Landlord and Tenant have executed this Work Letter as of the day and year first above written.

LANDLORD:

ALISO VIEJO RP-V1, LLC, a Delaware limited liability company

By:	Parker Summit V, LLC, a Delaware limited liability company Its: Member

By:
Name:
Title:

By:	Gateway Aliso Viejo, L.P., a California limited partnership Its: Managing Member

	By:	RREEF America, L.L.C., a Delaware limited liability company Its: Manager

By:
Name:
Title:

TENANT:

AVANIR PHARMACEUTICALS, INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

*	NOTE:

If Tenant is a corporation incorporated in a state other than California, then Tenant shall deliver to Landlord a certified copy of a corporate resolution in a form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this Work Letter.

EXHIBIT B

SCHEDULE 1

SUMMIT PHASE V

BASE, SHELL AND CORE DESCRIPTION

Project Description	1. 4-Story Office Building with 35,850 sq. ft. floor plates

Structure	2. Floor to floor height of 13’-6” typical, 15’-0” first floor.

3. Spread footings with grade beams at moment frame perimeter.

4. Structural steel building with seismic moment frame.

Floor	5. Lightweight concrete on all elevated floors.

Exterior	6. Smooth plaster exterior skin with storefront/curtain with high-efficiency double-pane window system.

Interior Finish	7. Ground floor public lobby complete.

8. Finished men’s and women’s restrooms on all floors with ceramic tile floors and walls and painted gypsum board ceiling.

Vertical	9. Two (2) Otis Gen-2 traction elevators with custom upgraded Movement cabs.

Mechanical	10. Efficient York 60 and 70-ton rooftop package units with variable frequency drives (VFD). Master controlled energy management system with Alerton direct-digital controls (DDC).

Fire Safety	11. Fire Sprinklers distributed with temporary heads and shields at a rate of 1/150 sq. ft.

Electrical	12. Main switchgear 277/480 volt, 30 Enterprise—3,000 amps, 30 Enterprise – 4,000 amps main service. Receptacle loads are designed at 7 watts per square foot, lighting loads at 2 watts per square foot.

SCHEDULE 1

SCHEDULE 2

BUILDING STANDARD TENANT IMPROVEMENT SPECIFICATIONS

SUMMIT PHASE V – 20 & 30 ENTERPRISE

1)	PARTITIONS

a)	DEMISING PARTITION

i)	3 5/8” x 20 gauge metal studs at 24” on center (unless floor structure or roof structure is higher than 19’-0” A.F.F.). 20 gauge is permitted if structure above is below 13’-6” A.F.F.

ii)	5/8” type “X” gypsum board, one layer each side of studs.

iii)	Full height partition from floor slab to bottom of structural slab.

iv)	Partition taped smooth and sanded to receive paint or scheduled finish below ceiling line.

v)	Owens corning “Noise Barrier”, 2 1⁄2”, R-11 batt insulation.

vi)	Stagger and acoustical caulk around electrical outlet and other boxes; caulk around conduit and other through wall penetrations. Caulk entire perimeter of wall at floor, exterior wall, structure and between “L” metal finished gypsum board and intersecting wall.

vii)	Secure top channel and bottom with 1⁄4” shot pins at 4’-0” o.c. and 6” from corner.

viii)	Continuous corner beads with neoprene gasket at exterior glazing mullion.

ix)	All exterior corners with corner beads, all exposed edges finished with metal trim.

b)	INTERIOR PARTITION

i)	3 5/8” x 25 gauge metal studs at 24” on center with seismic bracing per code, U.N.O.

ii)	5/8” type “X” gypsum board, one layer each side of studs.

iii)	Partition taped smooth and sanded to receive paint or wall covering.

iv)	Height: from floor to underside of ceiling to be 9’-0” A.F.F.; 1st Floor 10’–6” A.F.F.

v)	Continuous corner beads with neoprene gasket at exterior glazing mullion.

vi)	Exterior corners with corner beads, exposed edges finished with metal trim.

vii)	“L” metal of partition terminates at ceiling.

c)	PERIMETER DRYWALL & COLUMN FURRING

i)	Perimeter of exterior wall to receive 3 5/8” metal studs at 24” o.c. with 5/8” type “X” gypsum board as required by current Title 24 guidelines; taped smooth and sanded to receive paint or scheduled finish.

ii)	Provide or continue wall insulation to comply with the Title 24 energy code.

iii)	Interior structural columns to receive 3 5/8” metal studs at 24” o.c. with 5/8” type “X” gypsum board below the ceiling line or as required by current Title 24 guidelines; taped smooth and sanded to receive paint or scheduled finish.

2)	DOOR ASSEMBLY

a)	CORRIDOR ENTRY DOOR ASSEMBLY

i)	Single door – 3’-0” x 8’-0” x 1 3⁄4” solid core wood, flush AWI premium grade plain sliced cherry with matching hardwood stiles.

ii)	Double door—6’-0” x 8’-0” x 1 3⁄4” solid core, flush AWI premium grade plain sliced cherry with matching hardwood stiles .

iii)	Finish—factory applied transparent or opaque finish to match Architect’s sample.

iv)	Rating – not rated.

v)	Frame—3’-0” x 8’-0”, brushed aluminum doorframe by “Western Integrated”

vi)	Lockset: lever hardware by “Schlage” L9453-17 mortise lockset, (6) pin “Everest” C123 keyway. Finish: 626 Satin Chrome.

vii) (2)	pair Butt hinges: 4 1⁄2” x 4 1⁄2” “Hager” BB-1279 (“Stanley”, “Soss”, “McKinney” are acceptable alternates), finish to match lever sets.

viii)	Door Closer: “Norton” #8501 parallel arm, #689 aluminum finish.

ix)	Door Stop: Quality #331 floor stop, finish to match lever.

b)	INTERIOR DOORS

i)	Single door—3’-0” x 8’-0” x 1 3⁄4” solid core, flush AWI premium grade plain sliced cherry with matching hardwood stiles.

ii)	Double door—6’-0” x 8’-0” x 1 3⁄4” solid core, flush AWI premium grade plain sliced cherry with matching hardwood stiles.

iii)	Finish—factory applied transparent or opaque finish to match Architect’s sample.

iv)	Frame—3’-0” x 8’-0” x 3 3⁄4”, “Western Integrated”, brushed aluminum.

v)	Lockset—lever hardware by Schlage D Series “Sparta” cylindrical latch set/lockset, lockset to be 6 pin Everest C123 Keyway. Finish: 626 Satin Chrome.

SCHEDULE 2

vi) (2)  pair Butt hinges: 4  1⁄2” x 4  1⁄2” Hager 1279.

vii) Door Stop: Quality #331 floor stop, finish to match lever.

3)	BUILT-IN MILLWORK

a)	Millwork cabinets to be W.I.C. custom standard flush overlay construction with 3 1⁄2” wire pulls; Finish: Satin Chrome.

b)	Plastic Laminate Exterior use: Nevamar, Wilsonart, or Formica.

c)	Korton/Melamine Interiors use: white or black.

4)	ACOUSTIC CEILING SYSTEM

a)	Donn Fineline DXF Narrow 9/16”, face with 1⁄4” reveal, intermediate duty with white recess throughout tenant premises.

b)	Partition attachment clips.

c)	USG “Millennia Climaplus Ceilings” tile, 2’ x 2’x 3⁄4”, kerffed and beveled edge. (eligible for LEED CI points)

d)	Ceiling height 10-6”: Floor 1.

e)	Ceiling height 9-0”: Floors 2-4.

5)	FIRE SPRINKLER

a)	Drop heads from existing distribution, to be located in center of ceiling tile.

b)	Adjustable heads.

c)	Semi-recessed head model ‘H’ 2” orifice with white enamel trim.

d)	Record Designer: Design-Build by incumbent contractor.

6)	FINISHES

a)	PAINT

i)	One specified primer coat, plus two “Eggshell” finish coats.

ii)	Benjamin Moore; Ecospec Interior Line. (eligible for LEED CI points)

iii)	Colors to be selected by tenant from building standards.

b)	FLOOR COVERING

i)	Carpet: “Shaw”; Turn-Key Collection: “Edit”, “Equal”, or “Divide”. Direct glue down installation. (eligible for LEED CI points: 100% eco solution Q premium branded nylon fiber)

ii)	“Shaw” guarantees it will pick up EcoWorx carpet at the end of its life, at no charge to customer, and recycle it into more EcoWorx.

iii)	Vinyl composition title – “Armstrong” Imperial Texture Standard Excelon

iv)	12“x12“x1/8” gauge tile.

v)	Colors to be selected by tenant from building standard.

c)	RUBBER BASE

i)	4” rubber coved base, ‘Burke’ or equal.

ii)	Colors to be selected by tenant from building standards.

d)	WINDOW COVERING

i)	Century Blinds perforated vinyl vertical blind. Draw and tilt function, with 3 1⁄2” curved P.V.C. vanes with perforation.

ii)	Color: Satin White.

7)	SIGNAGE (Property Manager)

a)	Building standard ground floor directory tenant identification/suite number strip.

b)	Building standard tenant identification/suite number sign adjacent to corridor entry door.

c)	Outdoor illuminated signs: Negotiate with property manager.

i)	Power through lighting control system for automatic daily illumination.

8)	MECHANICAL SYSTEMS

a)	HVAC

i)	The shell and core has separate AC units for each floor of the building with main ducting pre-installed and with ceiling plenum return.

ii)	Diffuser and Return Air Grilles: Krueger or Titus, flush with ceiling, modular, perforated

SCHEDULE 2

type with metal frame, square neck and modular core. Furnish with factory finish to match ceiling tile and frame type to match ceiling suspension system. Supply diffusers to include 4 way adjustable curved blades.

iii)	Typical Zoning Density: 750 square feet per zone, average. Corner offices and conference rooms zoned separately.

iv)	Return air: Provide return air grills proportionally arranged for open interior bays. Provide return air grills for each closed office. Where slab-to-slab privacy walls are

v)	installed, provide a “U” or “Z” lined transfer duct sized for an air velocity of 300 FPM or less.

vi)	Provide variable air volume (VAV) air delivery terminals tied into existing main supply duct. Provide lined discharge plenums for downstream bellmouth duct tapings.

vii)	Variable Air Volume Terminals: Price, Krueger or Titus, single inlet pressure independent without heat for interior zones, with 2 row hot water coil for perimeter zones and a flow cross inlet flow sensing element.

viii)	Perimeter and interior zone VAV terminals will include a 2 row hot water heating coil with velocity reduction plenum, a 2 way pressure-independent control valve, medium mesh strainer, ball type SOVs and insulated branch piping tied into existing hot water mains.

(1)	Provide air vent valves at high points in inverts for air relief.

ix)	For IDF rooms, server rooms and other areas with significant cooling loads, provide cooling only VAV terminals and/or supplementary cooling units. Obtain permission from and coordinate the installation of roof mounted equipment with the property manager.

x)	Provide rigid spiral duct run-outs to terminals, one size larger than the terminal inlet collar for low pressure drop. Transition to terminal inlet with a long throat conical fitting. Tap runout into main duct using bellmouth fittings. Provide a lined terminal discharge plenum fitted up to the heating coil for downstream ducts, using bellmouth fittings, collars and balancing dampers.

b)	CONTROL WORK

Control work shall include building standard Alerton BACnet pressure-independent digital zone controllers with heating coil discharge air temperature sensors, MicroSet wall thermostats with display and buttons, UL Listed 24 VAC, 40 VA transformer, Belimo damper actuators, Belimo PICCV control valves with actuators, installation, programming and graphics/alarm/trend updating at operator workstation.

i)	Tie zone controllers into the existing floor MS/TP BACnet data network at the main ducts. Insert the tenant zones into the network by pulling network cable back to the adjacent zone and running new wire to the new zone, then picking up the existing wire again to form a daisy chain with no intermediate splices.

(1)	Program zone terminals identically to the base building terminals including feedback for static pressure reset, discharge air temperature reset with heating minimum air flow reset, purge-out, warm-up/cool-down, demand controlled ventilation and other building standard control features.

(2)	Program the perimeter zones and gathering areas for a minimum air flow of 20% of design flow and interior open areas to zero minimum flow. All zones shall accept proportional reset from demand controlled ventilation algorithms.

ii)	Provide Telaire Model 8003 CO2 sensors in tenant spaces for sensing the average CO2 levels. Provide additional sensors in lunch rooms, conference rooms and other closed areas where more than four people can gather.

(1)	Program each zone to accept digital reset of the minimum air flow setting from the CO2 sensors in the related spaces. Where a CO2 sensor encompasses several related zones, link these zones to the demand controlled ventilation reset. Reset the minimums proportionally up to 40% of design flow in each zone.

c)	TESTING, BALANCING AND LEED CI COMMISSIONING

i)	Provide the services of American Companies (AABC/ACG) and Climatec, Inc. (Alerton) for combined test, balance and commissioning of zone work to meet the LEED CI standard integrating with the LEED certification for the building shell and core.

ii)	Provide Title 24 static pressure optimization, purge and building standard after-hours sequences to suit the tenant and their lease arrangement.

iii)	Design static pressure is 1.25” WC in the main duct. This will not be adjusted higher to make undersized terminals perform.

iv)	Space heating water design temperatures are 160°F supply with a 30°F delta. Two-row heating coils are required.

v)	Space pressurization is maintained at 0.05” WC positive.

SCHEDULE 2

9)	ELECTRICAL SYSTEMS

a)	LIGHTING FIXTURES

i)	2’ x 4’ Lithonia “Avante” AV-G-3-32MDR-277-GEB-W3-F32T8/TL8.

ii)	Three T8 fluorescent tubes; 8500K (daylight) color temperature with earthquake clips and ceiling wire.

iii)	Provide electronic daylight compensation for fixtures rows along the glazed perimeter walls for each exposure for LEED CI points.

iv)	Coverage ratio: In accordance with IES standard and Title 24 energy code.

b)	ELECTRICAL POWER WALL OUTLET

i)	‘Leviton’, Decora, receptacles self-grounding or equal, duplex, 20 amp receptacle.

ii)	Color: White.

iii)	Mounted vertically 18” A.F.F. to center of faceplate.

c)	ELECTRICAL FLOOR BOXES & PARTITION FEEDS

i)	Walker#880 SI (One Gang Box)

ii)	Walker #880 52 (Two Gang Box)

iii)	Walker#817 PC-BRN (One Gang Carpet Flange)

iv)	Walker # 927 PC-BRN (Two Gang Carpet Flange)

v)	Walker # 828 PR-BRN (Duplex receptacle with cover plate)

vi)	Walker # 829 PS-BRN (Telephone /Data with cover plate)

vii)	Walker # 829 PCK-BRN (Low tension cover plate with K.O.’s for power flex to system)

d)	FLUSH FLOOR-MOUNTED POKE THRU POWER WITH FLEX FEED TO ELECTRIFIED PARTITION SYSTEM

i)	Walker #RC-700-6A

e)	FLUSH FLOOR MOUNTED POKE THRU TELEPHONE/DATA

i)	Walker #RC-700-A-20A with COM5O.

ii)	Use 3⁄4” C. for telephone/data feed.

f)	LIGHTING CONTROL MOTION SENSORS

i)	Wall mounted, dual level sensor- Unenco # SOM 10-2

ii)	Wall mounted, single level sensor- Unenco #SOM 10-1

iii)	One way ceiling mount sensor—Unenco #C-500-800

iv)	Plenum rated (FR) wire, UL Listed transformer and control relay.

g)	LIGHTING CONTROL SWITCHING (for use in other areas as allowed by current Title 24 guidelines)

i)	Leviton Decora #5601 and 5603, White.

ii)	Switched AB paired in double gang box to meet Title 24 requirements.

iii)	Height 40” A.F.F., to centerline of switch.

h)	BASE BUILDING LIGHTING CONTROL SYSTEM (LEVITON)

i)	Route tenant light circuits (excluding emergency circuits) through the digital lighting control panel circuit relays located in each electrical room.

ii)	Arrange and program circuits to the building standard template and occupancy schedule (identified in the lease).

iii)	Provide digital low voltage programmable switches in key locations to permit tenants to turn on lights after normal hours.

(1)	Provide engraved plates to identify areas controlled by digital low voltage switches.

10)	TELEPHONE/DATA PROVISIONS

a)	Single gang wall box with 3⁄4” conduit stub sweep-out 6” above ceiling.

b)	Mount vertically plumb and true, 18” A.F.F. to center of faceplate.

c)	Faceplate color is White.

d)	Plenum wiring in ceiling spaces, neatly run parallel to building lines and properly hung

e)	Provide a two-inch (minimum) telephone conduit from the nearest floor telephone room to tenant backboard within the suite for tenant service cabling.

i)	Tenant provides fiber/copper cable in conduit.

f)	Coordinate equipment space in main telephone room with property management.

SCHEDULE 2

11)	EXIT SIGNS

a)	Lithonia LRP-1-GC-LA-277-X2, Single Face; LRP-2-GMR-DA-277-X2, Double Face. LED illumination, RED

b)	Universal mounting and universal illuminated exit sign with injection molded clear polycarbonate outer housing.

c)	White inner stencil background with green letters.

d)	Provide 90 minute, 1400 lumen battery pack or connect to tenant provided common battery backed UPS.

12)	PLUMBING FIXTURES

a)	Kitchen sink: single basin stainless steel #SL-ADA-1921-A-GR, 6 1⁄2” DP or equal by Elkay.

b)	ADA compliant 2 handle faucet by Elkay or Moen.

c)	Garbage Disposal: In-Sink-Erator Model 777SS, 3/4 HP.

d)	Chronomite Labs: Model M-40-277; 11 kW electronic temperature control for coffee/lunch room sinks and dishwashers.

13)	FIRE LIFE SAFETY

a)	Semi-recessed fire extinguisher cabinets by Potter-Roemer, “Alta” series. Color to match adjacent wall.

b)	Fire/smoke detection, manual initiation and speaker/strobes are design-build to match building standard provided by incumbent contractor.

14)	SECURITY

a)	Card Access Control: Access after-hours is through the use of electrically coded cards in existing building card readers.

i)	Card controls access to main lobby entry and elevators.

ii)	Exit doors to stairwells and public exits are monitored with door bug sensors.

b)	Camera surveillance is provided for the lobbies, public areas, corridors and parking garage. Tenant provides additional cameras to suit.

15)	MISCELLANEOUS

a)	Tenant Improvement allowance includes working drawings, permits and fees.

b)	Electrical engineer to calculate lighting and receptacle loads (watts per sf) to demonstrate compliance with the lease, LEED CI and with the T24 energy code.

c)	Mechanical engineer to calculate heating, cooling and ventilation loads to demonstrate compliance with the lease, LEED CI and with the T24 energy code.

d)	Plumbing engineer to calculate fixture unit loads to demonstrate compliance with the lease, LEED CI and with the T24 energy code.

e)	Data/Telecom system designer to be a BICSI certified RCDD engineer, designing data distribution system in ceiling plenums in compliance with the lease, local codes and best industry workmanship standards.

SCHEDULE 2

SCHEDULE 3

TIME DEADLINES

Dates	Actions to be Performed
A. Ten (10) business days after Tenant receives the Final Working Drawings from Landlord	Final Working Drawings and Final Pricing Plan to be approved by Tenant.

SCHEDULE 3